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                                                  Exhibit (12)


                                                  January 26, 2007




ACM Opportunity Fund, Inc.
1345 Avenue of the Americas
New York, New York 10105

AllianceBernstein Income Fund, Inc.
1345 Avenue of the Americas
New York, New York 10105

       Re:   Acquisition of the Assets and Assumption of the
             Liabilities of ACM Opportunity Fund, Inc. by AllianceBernstein Income Fund, Inc.
             --------------------------------------------------------------



Ladies and Gentlemen:

                                I. Introduction
                                   ------------

     We have acted as counsel to ACM Opportunity Fund, Inc. (formerly known as ACM Government Opportunity Fund, Inc.), a Maryland corporation ("Government Opportunity"), and AllianceBernstein Income Fund, Inc. (formerly known as ACM Income Fund, Inc.), a Maryland corporation ("Income Fund"), in connection with the Acquisition provided for in the Agreement and Plan of Acquisition and Liquidation among Government Opportunity, Income Fund and Alliance Bernstein L.P. dated as of September 20, 2006 (the "Plan"). Pursuant to Section 8(e) of the Plan, Government Opportunity and Income Fund have requested our opinion as to certain of the federal income tax consequences to Government Opportunity, Income Fund and the stockholders of Government Opportunity in connection with the Acquisition. Each capitalized term not defined herein has the meaning ascribed to that term in the Plan.

                               II. Relevant Facts
                                   --------------

     Each of Government Opportunity and Income Fund is registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the "Act").

     The Plan and the Acquisition have been approved by the Board of Directors of Government Opportunity and the Board of Directors of Income Fund. The terms and conditions of the Acquisition are set forth in the Plan.

     Pursuant to the Plan, Government Opportunity will transfer all its Assets to Income Fund in exchange for shares (including fractional shares and cash in lieu of certain fractional shares(1)) of Income Fund ("Income Fund Shares") and

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(1)  Shareholders who are participants in Government Opportunity's Dividend reinvestment plan ("DRIP") will receive fractional shares; all other shareholders will receive cash in lieu of fractional shares.


the assumption by Income Fund of all the Liabilities of Government Opportunity existing on or after the Effective Time of the Acquisition. At the Closing Date or as soon as reasonably practicable thereafter, Government Opportunity will liquidate and distribute all of the Income Fund Shares (and cash in lieu of fractional shares) that it received in connection with the Acquisition to those then former stockholders of Government Opportunity in exchange for all of the then outstanding shares of Government Opportunity ("Government Opportunity Shares"). Upon completion of the Acquisition, each such former stockholder of Government Opportunity will be the owner of full and fractional Income Fund Shares (and cash in lieu of fractional shares) equal in net asset value as of the Closing Date to the net asset value of the Government Opportunity Shares such stockholder held prior to the Acquisition. Pursuant to the Plan, Government Opportunity will bear any expenses incurred in connection with the Acquisition.

     The stated investment objective of each of Government Opportunity and Income Fund is to seek high current income consistent with preservation of capital in the case of Income Fund and consistent with prudent investment risk in the case of Government Opportunity. Government Opportunity's secondary investment objective is growth of capital. Both Government Opportunity and Income Fund invest at least 65% of their total assets in obligations issued or guaranteed by the U.S. Government. Government Opportunity may invest up to 35% of its assets in other sovereign debt securities.(2) Income Fund may invest up

-----------------
(2) At a special meeting of the Board of Directors of Government Opportunity held on September 13, 2006, the Board approved changes to Government Opportunity's investment objectives to permit investment of up to 35% of Government Opportunity's assets in corporate debt securities and high yield debt securities. This change aligned the investment strategies of Government Opportunity and Income Fund. For purposes of this opinion and in particular our analysis of the continuity of business enterprise test, we have disregarded this change in Government Opportunity's investment strategy since it would likely not be considered an historic business of Government Opportunity.


to 35% of its assets in other sovereign debt securities, corporate debt securities and high yield debt securities. According to the Form N-CSR filed by Income Fund with the United States Securities and Exchange Commission (the "SEC") on September 7, 2006, for the six month period ended June 30, 2006, Income Fund had over 60% of its assets invested in obligations issued or guaranteed by the U.S. Government and over 21% invested in other sovereign debt securities. Approximately six percent of its assets were invested in corporate debt securities. According to the Form N-CSR filed by Government Opportunity with the SEC on October 10, 2006, for the year ended July 31, 2006, Government Opportunity had over 53% of its assets invested in obligations issued or guaranteed by the U.S. Government and over 26% of its assets invested in other sovereign debt securities. The remaining 18% of Government Opportunity's assets were invested in various short-term investments.

     In rendering the opinions set forth below, we have examined the Registration Statement on Form N-14 of Income Fund relating to the Acquisition and such other documents and materials as we have deemed relevant. For purposes of rendering our opinions, we have relied exclusively, as to factual matters, upon the statements made in that Registration Statement and, with your approval, upon the following assumptions the correctness of each of which have been verified (or appropriately represented) to us by officers of Government Opportunity and Income Fund:

     (1) The Plan has been duly approved by the stockholders of Government Opportunity.

     (2) Each of Government Opportunity and Income Fund: (a) is a "fund" (as defined in Section 851(g)(2) of the United States Internal Revenue Code of 1986, as amended (the "Code")), (b) has qualified for treatment as a regulated investment company (a "RIC") under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code for each taxable year since the commencement of its operations and qualifies for treatment as a RIC during its current taxable year which includes the Effective Time, (c) will invest its assets at all times through the Effective Time in a manner that ensures compliance with the foregoing, and (d) has no earnings and profits accumulated in any taxable year in which it did not qualify as a RIC.

     (3) The Adviser will operate the business of Government Opportunity in the ordinary course between the date of the Plan and the Effective Time, including the declaration and payment of customary dividends and other distributions and any other distributions deemed advisable in anticipation of the Acquisition. From the date it commenced operations through the Effective Time, Government Opportunity will conduct its "historic business" (within the meaning of Section 1.368-1(d)(2) of the Treasury Regulations) in a substantially unchanged manner, except that Government Opportunity may acquire or dispose of certain assets to bring its asset profile more closely in alignment with Income Fund.(3)

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3) At a special meeting of the Board of Directors of Government Opportunity on
   September 13, 2006, the Board granted the Adviser the authority to operate Government Opportunity under the same restrictions as the Income Fund. The purpose of granting this authority was to permit the portfolio of Government Opportunity to be "repositioned" to align it more closely with the broader investment strategy of Income Fund. As a result of this change, Government Opportunity may acquire or dispose of certain assets. In determining whether the Acquisition will be treated as a "reorganization" within the meaning of Code Section 368, we have ignored any acquisitions or dispositions of assets made for the purpose of aligning the portfolio of Government Opportunity with the portfolio of Income Fund.


     (4) Following the Acquisition, Income Fund (a) has no plan or intention to sell or otherwise dispose of any of the securities acquired from Government Opportunity, except for dispositions made in the ordinary course of that business and dispositions necessary to maintain its status as a RIC and (b) will continue in the same business as it conducted prior to the Acquisition and will continue to invest its assets in accordance with the description of its investment activities set forth in the Prospectus.

     (5) The stockholders of Government Opportunity will receive no consideration pursuant to the Acquisition other than Income Fund Shares or cash in lieu of fractional Income Fund Shares. The cash paid in lieu of fractional shares will not exceed sixty percent of the fair market value of the total consideration paid to the stockholders for their Government Opportunity Shares.

     (6) The stockholders of Government Opportunity will pay any expenses incurred by them in connection with the Acquisition.

     (7) The liabilities of Government Opportunity to be assumed by Income Fund in the Acquisition have been incurred in the ordinary course of business of Government Opportunity or incurred by Government Opportunity solely and directly in connection with the Acquisition.

     (8) During the five-year period ending at the Effective Time, (a) neither Government Opportunity nor any person "related" (within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations) to it will have acquired Government Opportunity Shares, either directly or through any transaction, agreement, or arrangement with any other person, with consideration other than Income Fund Shares or Government Opportunity Shares, except for Government Opportunity Shares redeemed in the ordinary course of the Government Opportunity's business as a closed-end fund, and (b) no distributions will have been made with respect to Government Opportunity Shares, other than normal, regular dividend distributions made pursuant to the Government Opportunity's historic dividend-paying practice and other distributions that qualify for the deduction for dividends paid (within the meaning of Section 561 of the Code) referred to in Sections 852(a)(1) and 4982(c)(1)(A) of the Code.

     (9) Income Fund has no plan or intention to issue additional Income Fund Shares following the Acquisition except for Income Fund Shares issued in the ordinary course of its business as a closed-end fund. Neither Income Fund nor any person "related" (within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations) to it has any plan or intention to acquire, during the five-year period beginning at the Effective Time, either directly or through any transaction, agreement, or arrangement with any other person, any Income Fund Shares issued to the Government Opportunity's stockholders pursuant to the Acquisition, except for redemptions in the ordinary course of such business.

     (10) During the five-year period ending at the Effective Time, neither Income Fund nor any person "related" (within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations) to it will have acquired Government Opportunity Shares with consideration other than Income Fund Shares.

     (11) The aggregate value of the acquisitions, redemptions and distributions limited by paragraphs 8, 9, and 10 above will not exceed 50% of the value (without giving effect to such acquisitions, redemptions, and distributions) of the aggregate value of all of the equity securities issued by Government Opportunity at the Effective Time.

     (12) There is no plan or intention of the Government Opportunity's stockholders to redeem, sell or otherwise dispose of (i) any portion of their Government Opportunity Shares before the Acquisition to any person "related" (within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations) to either Government Opportunity or Income Fund or (ii) any portion of the Income Fund Shares they receive in the Acquisition to any person "related" (within such meaning) to Income Fund. It is not anticipated that dispositions of those Income Fund Shares at the time of, or soon after, the Acquisition will exceed the usual rate and frequency of dispositions of Government Opportunity Shares as a closed-end fund. It is expected that the percentage of equity interests in Government Opportunity, if any, that will be disposed of as a result of or at the time of the Acquisition will be de minimis and that there will be no extraordinary redemptions of Government Opportunity Shares immediately following the Acquisition.

     (13) The fair market value of the assets of Government Opportunity transferred to Income Fund will equal or exceed the sum of (a) the amount of liabilities of Government Opportunity assumed by Income Fund and (b) the amount of liabilities, if any, to which the transferred assets are subject.

     (14) There are no pending or threatened claims or assessments that have been asserted by or against Government Opportunity, other than those disclosed and reflected in the net asset value of Government Opportunity.

     (15) There are no unasserted claims or assessments against Government Opportunity that are probable of assertion.

     (16) There is no plan or intention for Income Fund to be dissolved or merged into another business trust or a corporation or any "fund" thereof (as defined in Section 851(g)(2) of the Code) following the Acquisition.

     (17) During the five year period ending at the Effective Time, the Income Fund has not directly or indirectly owned any Government Opportunity Shares.

     (18) The fair market value of the Income Fund Shares (and cash in lieu of fractional shares) that each Government Opportunity stockholder receives will be approximately equal to the fair market value of the Government Opportunity Shares it surrenders in exchange therefor.

     (19) Pursuant to the Acquisition, Government Opportunity will transfer to Income Fund, and Income Fund will acquire, at least 90% of the fair market value of the net assets, and at least 70% of the fair market value of the gross assets, that Government Opportunity held immediately before the Acquisition. For the purposes of the foregoing, any amounts Government Opportunity uses to pay its Acquisition expenses and to make redemptions and distributions immediately before the Acquisition (except (a) redemptions in the ordinary course of its business and (b) regular, normal dividend distributions made to conform to its policy of distributing all or substantially all of its income and gains to avoid the obligation to pay federal income tax and/or the excise tax under Section 4982 of the Code) will be included as assets held thereby immediately before the Acquisition.

     (20) There is no intercompany indebtedness between Income Fund and Government Opportunity that was issued or acquired, or will be settled, at a discount.

     (21) The sum of (a) the expenses incurred by Government Opportunity pursuant to the Plan and (b) the liabilities of Government Opportunity to be assumed by Income Fund in the Acquisition will not exceed 20% of the fair market value of the assets of Government Opportunity transferred to Income Fund pursuant to the Acquisition.

                               III. Relevant Law
                                    ------------

     A corporation which is a "party to a reorganization" will not recognize gain or loss if it exchanges property pursuant to a plan of reorganization solely for stock or securities of another corporation which is a party to the reorganization.(4) Likewise, the shareholders of a corporation will not

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(4) Code ss. 361.


recognize gain or loss if they exchange stock or securities of a corporation which is a party to a reorganization solely for stock or securities in such corporation or another corporation which is a party to the reorganization in pursuant of the plan of reorganization.(5)

----------
(5) Code ss. 354.


     In order to be a treated as a "reorganization," a transaction must satisfy certain statutory requirements contained in Code Section 368 as well as certain regulatory requirements contained in the Treasury Regulations thereunder.

     Code Section 368(a)(1)(C) provides that a "reorganization" includes the acquisition by one corporation in exchange solely for all or a part of its voting stock of substantially all of the properties of another corporation. Code
Section 368(a)(2)(F) provides that two or more investment companies, may engage in a "reorganization" only if each of them is either a RIC, a real estate investment trust or they each meet certain diversification requirements.

     In addition to the statutory language of Code Section 368, there are two significant non-statutory requirements for a reorganization: the continuity of interest ("COI") requirement, and the continuity of business enterprise ("COBE") requirement. (6)

----------
(6) Treas. Reg. ss. 1.368-1(b).


     In order to satisfy the COI requirement, "a substantial part of the value of the proprietary interests in the target corporation must be preserved."(7)

----------
(7) Treas. Reg. ss. 1.368-1(e)(1)(i).


This is accomplished "if, in a potential reorganization, [the proprietary interest in the target corporation] is exchanged for a proprietary interest in the issuing corporation..."(8) For this purpose, a proprietary interest in the

----------
(8) Id.


target corporation is not preserved if persons related to the acquiring corporation acquire stock of the target corporation for consideration other than stock of the acquiring corporation.(9)

----------
(9) Treas. Reg. ss. 1.368-1(e)(3).


     In order to satisfy the COBE requirement, a reorganization may satisfy either the "historic business test" or the "historic asset test." Under the "historic business test," a taxpayer can establish COBE if it either (i) continues the target's historic business, or (ii) continues any significant historic line of business of the target if the target has more than one line of business. For this purpose, a line of business entered into as part of the plan of reorganization is not a historic business. Under the "historic asset test," a taxpayer can establish asset continuity if it uses a "significant" portion of the target's historic business assets in a business. "Historic business assets" may include stock, securities, or intangible operating assets if they are used in the target's historic business.(10)

----------
(10) Treas. Reg. ss. 1.368-1(d)(1)-(3).


     In interpreting the "historic business test" in the case of a reorganization involving a RIC, the Internal Revenue Service has held that a corporation engaged in the business of investing in a portfolio of corporate stocks and bonds was not in the same business as a diversified open-end RIC investing in high-grade municipal bonds.(11)

----------
(11) Rev. Rul. 87-76, 1987-2 C.B. 84.


     The Acquisition will be a transfer of substantially all of the assets of Government Opportunity to Income Fund, each of which is a corporation, in exchange solely for stock of Income Fund and cash in lieu of fractional Income Fund Shares, which will then be distributed to the stockholders of Government Opportunity pursuant to the liquidation of Government Opportunity. Therefore, the Acquisition will satisfy the statutory language of Section 368(a)(1)(C) to be treated as a "reorganization."

     Since each of Income Fund and Government Opportunity is a RIC, the Acquisition will satisfy the statutory language of Section 368(a)(2)(F) to be treated as a "reorganization."

     Based upon the representations made above with respect to acquisitions of Government Opportunity Shares by persons "related" to Income Fund, each stockholder of Government Opportunity will receive Income Fund Shares and cash in lieu of fractional shares as a result of the Acquisition. The cash received by the Government Opportunity stockholders will not exceed sixty percent of the fair market value of the total consideration paid for the Government Opportunity Shares. Therefore, the Acquisition will satisfy the COI requirement.

     Government Opportunity and Income Fund are each historically engaged in the business of investing in the debt securities of the U.S. government. Each of Government Opportunity and Income Fund is secondarily engaged in the business of investing in the securities of other sovereign issuers. However, disregarding the change in Government Opportunity's investment strategy that was implemented in September 2006, Income Fund is also permitted to invest and has invested its assets in corporate debt securities and high yield debt securities, whereas Government Opportunity has not historically invested or been permitted to invest in corporate debt securities or high yield debt securities. Each of Government Opportunity and Income Fund invest approximately 80% of their respective assets in debt obligations of the United States government or other sovereign entities. Between 53% and 60% of each of the assets of Government Opportunity and Income Fund are invested and in obligations of the United States government. In addition, each of Government Opportunity and Income Fund pursue a strategy that focuses on generating high current income, as opposed to either a value strategy or a growth strategy.

     Based upon the above, we believe that Government Opportunity and Income Fund are engaged in the same historic business and Income Fund will continue to pursue this historic business after the Acquisition. Therefore, in our view, the Acquisition will satisfy the "historic business test" of the COBE requirement for a "reorganization." Alternatively, since Income Fund has no plan or intention to sell or otherwise dispose of any of the securities acquired from Government Opportunity, except for dispositions made in the ordinary course of that business and dispositions necessary to maintain its status as a RIC, we believe Income Fund will use the securities acquired from Government Opportunity in its historic business so that Income Fund will satisfy the "historic asset test" of the COBE requirement and thus will satisfy the COBE requirement.

                                  IV. Opinions
                                      --------

     Based upon the foregoing and upon our consideration of the Code, the Treasury Regulations promulgated under the Code, published Revenue Rulings, Revenue Procedures and other published pronouncements of the Internal Revenue Service, the published opinions of the United States Tax Court and other United States federal courts, and such other authorities as we consider relevant, each as they exist as of the date hereof, we are of the opinion that, for federal income tax purposes:

     (1) The Acquisition will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and Government Opportunity and Income Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

     (2) Each stockholder of Government Opportunity will recognize no gain or loss on such stockholder's receipt of Income Fund Shares (including any fractional Income Fund Share to which the stockholder may be entitled) in exchange for the stockholder's Government Opportunity Shares in connection with the Acquisition.

     (3) Neither Government Opportunity nor Income Fund will recognize any gain or loss upon the transfer of all of the Assets to Income Fund in exchange for Income Fund Shares (and cash in lieu of fractional shares) and the assumption by Income Fund of the Liabilities pursuant to the Plan or upon the distribution of Income Fund Shares to stockholders of Government Opportunity in exchange for their respective Government Opportunity Shares.

     (4) The holding period and tax basis of the Assets acquired by Income Fund will be the same as the holding period and tax basis that Government Opportunity had in the Assets immediately prior to the Acquisition.

     (5) The aggregate tax basis of Income Fund Shares received in connection with the Acquisition by each stockholder of Government Opportunity (including any fractional Income Fund Share to which the stockholder may be entitled) will be the same as the aggregate tax basis of the Government Opportunity Shares surrendered in exchange therefore decreased by any cash received and increased by any gain recognized on the exchange.

     (6) The holding period of Income Fund Shares received in connection with the Acquisition by each stockholder of Government Opportunity (including any fractional Income Fund Share to which the stockholder may be entitled) will include the holding period of the Government Opportunity Shares surrendered in exchange therefor, provided that such Government Opportunity Shares constitute capital assets in the hands of the stockholder as of the Closing Date.

     (7) Income Fund will succeed to the capital loss carryovers of Government Opportunity, if any, under Section 381 of the Code, but the use by Income Fund of any such capital loss carryovers (and of any capital loss carryovers of Income Fund) may be subject to limitation under Section 383 of the Code.

     (8) Any gain or loss realized by a stockholder of Government Opportunity upon the sale of a fractional share of the Income Fund to which the stockholder is entitled will be recognized to the stockholder and measured by the difference between the amount of cash received and the basis of the fractional share and, provided that the Government Opportunity Shares surrendered constitute capital assets in the hands of the stockholder, will be a capital gain or loss.

     Because our opinion is based upon current law, no assurance can be given that existing United States federal income tax laws will not be changed by future legislative or administrative or judicial interpretation, any of which could affect the opinion expressed above. This opinion is provided to you in connection with the Acquisition. This opinion may not be quoted or relied upon by any other person or entity, or for any other purpose, without our prior written consent.

                                                  Very truly yours,



                                                  /s/  Seward & Kissel LLP